                                                                   EXHIBIT 10.31


                               FIRST AMENDMENT TO
                 AGREEMENT CONCERNING TERMINATION OF EMPLOYMENT
                                OF GUNTER HOFMANN

         This First Amendment, effective December 14, 1999, is between Genetronics Biomedical Ltd., a company incorporated in British Columbia, and Genetronics, Inc., a California corporation having its principal place of business at 11199 Sorrento Valley Road, San Diego, CA 92121 (collectively, "Genetronics") and Gunter Hofmann, having an address at 3750 Riviera Drive, #6, San Diego, CA 92109 ("Dr. Hofmann").

                                  I. BACKGROUND

1.1 Genetronics and Dr. Hofmann entered into an Agreement Concerning Termination of Employment of Dr. Hofmann, effective December 14, 1999, that set forth terms and conditions of Dr. Hofmann's separation from Genetronics ("Termination Agreement").

1.2 Section 3 of the Termination Agreement sets forth, in part (b), the agreement of the Company to grant Dr. Hofmann a option to purchase 97,000 shares of the common stock of the Company ("New Option").

1.3 The Compensation Committee of the Company granted the New Option pursuant to a resolution passed at its meeting of November 12, 1999, however, the New Option agreement has not been entered into by the parties as of May 22, 2000.

1.4 On the Effective Date, the Company and Dr. Hofmann believed that, as an individual deemed to hold more than 10% of the issued and outstanding shares of the Company, any stock option grant made by the Company to Dr. Hofmann was subject to 26 USC Sec. 422(d) of the IRS Code. That Section of the IRS Code specifies that any Incentive Stock Option ("ISO") to purchase stock in a company that is granted to a holder of more than 10% of the issued and outstanding shares in the company must (i) have an Exercise Price that is at least 110% of the fair market value at the time of grant and (ii) have a term that is no longer than five years from the date of grant. Accordingly, the Exercise Price of the New Option was stated to be US$3.23 per share ("Exercise Price"), which is 110% of the fair market value of GEB common shares on the AMEX at market close on November 11, 1999. The term of the New Option was stated to be five years ("Term").

1.5 However, Section 26 USC Sec. 422(d) of the IRS Code applies only to ISO grants, which cannot be granted to non-employees. Because Dr. Hofmann was not an employee of Genetronics on the date the New Option was granted, the New Option is a non-qualified, or non-ISO, option. Accordingly, Section 26 USC Sec. 422(d) of the IRS Code does not apply.

First Amendment to Termination                                       Page 2 of 3


1.6 Therefore, one purpose of this First Amendment is to amend Section 3 of the Termination Agreement to state an Exercise Price equal to the fair market value of common shares of the Company at the time of grant and a Term of ten years. These changes are beneficial to Dr. Hofmann, as they result in a lower Exercise Price and a longer Term.

1.7 A second purpose of this First Amendment is to amend Section 10 of the Separation Agreement to reflect the parties' agreement, set forth in Exhibit I, attached hereto, that Genetronics will make the quarterly match (less applicable withholding) that it would have made to Dr. Hofmann 's 401(k) account had he remained an employee through January 7, 2001 in cash rather than in Company stock.

1.8 Accordingly, the parties agree to this First Amendment as follows:

                                  II. AMENDMENT

2.1 Section 3 of the Termination Agreement is deleted in its entirety and replaced with:

    3. SEVERANCE PAY. The Company agrees to make severance payments to Dr. Hofmann in the form of: (a) continuation of his base salary in effect on the Separation Date for a period of sixteen (16) months from the Separation Date (the "Severance Period") and (b) a grant of an option to purchase 97,000 shares of the common stock of the Company ("New Option") at a price per share equal to the fair market value of the Company's common stock on the date that is the last trading day before the date of grant. The term of the New Options shall be ten years from the date of grant. The New Options will vest on January 6, 2001, which is the last day of the Severance Period, and will be exercisable for the duration of the term of the New Options. However, in the event the Company is acquired by, or merged with, another entity prior to the vesting of the New Options, the New Options will vest upon the completion of the merger or acquisition. The New Options shall be governed pursuant to the terms and conditions of the Genetronics Biomedical, Ltd. 1997 Stock Option Plan, as amended. The sixteen months of severance payments will be paid on the Company's ordinary payroll dates and will be subject to standard payroll deductions and withholdings.

2.2 Section 10 of the Termination Agreement is deleted in its entirety and replaced with:

10. 401(k). The Company agrees that, as part of this Agreement and in consideration thereof, the Company will purchase for Dr. Hofmann the same number of shares of common stock of the Company that he would have received through the Company's 401(k) plan had he remained an employee through January 7, 2001 ("401(k) Shares"). Such stock shall be purchased for him quarterly as it is for

First Amendment to Termination                                       Page 3 of 3


    employees who participate in the Company's 401(K) plan. Pursuant to a letter agreement between the parties, dated January 8, 2000, and attached hereto as
    Exhibit I, in lieu of purchasing 401(k) Shares for Dr. Hofmann each quarter, the Company will make a quarterly cash payment to Dr. Hofmann that is equivalent to the number of 401(k) Shares, less applicable withholding amounts, that otherwise would have been due Dr. Hofmann that quarter.

2.3 Other than expressly stated herein, no other term or provision of the Termination Agreement is amended by this First Amendment.

    Agreement to the foregoing is acknowledged by the signatures below:



GUNTER A. HOFMANN

/s/  Gunter A. Hofmann
--------------------------------


Date:  May 22, 2000
--------------------------------


GENETRONICS, INC.                                 GENETRONICS BIOMEDICAL LTD.


/s/  Martin Nash                                  /s/  Martin Nash
---------------------------------                 ------------------------------


Date:  May 24, 2000                               Date:  May 24, 2000
     ----------------------------                      -------------------------